Exhibit 99.1

Media Contact:
Bob Brand
972-281-5335
bob.brand@kcc.com

Kimberly-Clark Elects Christa Quarles to its Board of Directors

DALLAS, TX (June 15, 2016) - Kimberly-Clark (NYSE:KMB) today announced that Christa S. Quarles, CEO of OpenTable was elected to its board of directors, effective immediately.

“Christa is a proven leader with a track record of delivering results in the expanding world of digital commerce” said Thomas J. Falk, Chairman and CEO of Kimberly-Clark. “As we continue to execute on our growth strategy, I know Kimberly-Clark will benefit from Christa’s strategic vision and financial and operational experience.”

OpenTable is a leading provider of online restaurant reservations and part of The Priceline Group. Ms. Quarles was appointed CEO in November of 2015 after serving as Chief Financial Officer. Prior to joining OpenTable, Quarles served as Chief Business Officer of Nextdoor, Inc., and prior to that, she held positions of increasing responsibility with The Walt Disney Company, including Senior Vice President, General Manager, Mobile and Social Games. Before joining Disney, she served as Chief Financial Officer of Playdom, which was acquired by Disney in 2010. Earlier in her career, Ms. Quarles was a Managing Director in the equity research group of Thomas Wiesel Partners (now Stifel Financial), where she covered the internet sector.

Ms. Quarles graduated from Carnegie Mellon University and received a Master's degree in Business Administration from Harvard University.

About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world’s population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the Company’s 144-year history of innovation, visit www.kimberly-clark.com or follow us on Facebook or Twitter.

[KMB-F]

###